WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801
1

FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
October 24, 2013	(302) 571-6833 sfowle@wsfsbank.com

Media Contact: Stephanie Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS 3rd QUARTER 2013 RESULTS OF $1.54 PER SHARE,

A 45% INCREASE OVER 2012

CORE EARNINGS IMPROVEMENT DRIVEN BY OPERATING LEVERAGE:

SIGNIFICANT REVENUE GROWTH WITH EXPENSE CONTROL

WILMINGTON, Del., — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $14.2 million, or $1.54 per diluted share of common stock for the third quarter of 2013 compared to $10.9 million, or $1.16 per diluted share of common stock for the second quarter of 2013, and $10.0 million, or $1.06 per diluted share per common stock for the third quarter of 2012.

Net income for the first three quarters of 2013 was $34.8 million, up 47% from $23.8 million for the same period in 2012. Earnings per share were $3.72 per diluted share of common stock in the first nine months of 2013, a 51% increase over the $2.47 per diluted share of common stock reported for the same period in 2012.

Highlights for the third quarter of 2013:

•	Return on assets (ROA) reached 1.29% and return on tangible common equity (ROTCE) grew to 16.8%. Core(q) ROA and ROTCE were 1.04% and 13.64%, respectively.

•	Total core revenue(q) increased $1.4 million, or 11% annualized over the second quarter of 2013 on higher net interest income and steady fee income.

•	Expense control continued with noninterest expense declining by $343,000 from second quarter 2013 levels despite growth in the franchise, improved performance and related incentive compensation.

WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801
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•	Customer funding increased at a 9% annualized rate with core deposits increasing at a 13% annualized rate. Demand accounts (checking) represent a robust 43% of total customer funding.

•	Net loans grew at a 5% annualized rate; with 9% annualized growth in commercial and industrial (C&I) lending.

•	WSFS completed the purchase of a mortgage banking company, Array Financial Group, Inc. (Array), and an abstract and title company, Arrow Land Transfer Company (Arrow) during the third quarter of 2013 adding fee income and management depth to its consumer lending platform.

•	WSFS also completed the repurchase of its shares of preferred stock (formerly TARP) in the third quarter.

Notable items:

•	WSFS realized $306,000, or $0.02 per diluted share of common stock (after tax), in net gains on securities sales, down from $906,000, or $0.07 per diluted share of common stock, in the second quarter of 2013 and $2.5 million, or $0.18 per diluted share of common stock, in the third quarter 2012.

•	Preferred stock dividends were $332,000 or $0.04 per diluted share of common stock and will no longer be paid going forward as a result of the stock repurchase.

•	WSFS recorded $3.8 million (pre-tax) in income related to its ownership of the equity tranche of a 2002 reverse mortgage securitization. The benefit of this holding in previous years was recorded partially as an adjustment to equity (AOCI), but was taken through earnings this quarter as the Company consolidated the assets and liabilities of the securitization trust on its balance sheet in accordance with GAAP. During the third quarter of 2013, the Company obtained the right to execute a clean-up call on the underlying collateral, which triggered this consolidation treatment. This income contributed $0.28 in diluted earnings per share, 0.23% to ROA and 3.0% to ROTCE in the third quarter of 2013.

WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801
3

CEO outlook and commentary:

Mark A. Turner, President and CEO, said, “We are pleased to show strong third quarter results for both reported and core earnings. In fact, it is our best quarter of earnings since before the financial crisis hit in late 2008.

“Our strong core operating results were the result of improvements in net interest income, growth in many of our fee businesses, careful expense management and continued moderation in our credit costs. We increased both net interest income and net interest margin from the second quarter and year-ago levels as loan and deposit market share gains improved the mix of our balance sheet. Core fee income, adjusted for securities and investment gains, improved at a healthy rate from last year’s third quarter as we continued to build momentum in our wealth, ATM and traditional banking businesses. Even with this business growth and improved performance, we continually and prudently controlled our expenses to be essentially flat with this time last year and decreased from the previous quarter.

“Additionally, the acquisition of Array and Arrow and the reverse mortgage consolidation gains we recognized during the period reflect the success and continuation of our long history of well-timed and disciplined asset and business purchases.

“Our success is rooted in our strategy of ‘Engaged Associates delivering Stellar Service building Customer Advocates and value for our Owners.’ This strategy is demonstrated in the recognitions we continue to receive. For the eighth straight year, we were proud to be named a ‘Top Workplace’ in Delaware in a survey conducted for The News Journal and we were also voted the “Best Bank” in Delaware for the third consecutive year by that paper’s readers. Executing on this strategy, we are building significant value for our owners.”

WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801
4

Third Quarter 2013 Discussion of Financial Results

Net interest margin improves from prior quarter and year-ago levels

The net interest margin for the third quarter of 2013 was 3.61%, an 11 basis point increase from 3.50% for the second quarter of 2013. Net interest income for the third quarter of 2013 was $33.4 million, a $1.4 million improvement from the second quarter of 2013. Compared to the third quarter of 2012, the net interest margin increased 20 basis points and net interest income increased $2.5 million.

The third quarter of 2013 benefited from one-time net adjustments of $446,000, or 5 basis points in margin, largely related to prepayment and other fees on two loan relationships that were paid off at the end of the quarter. Without these adjustments, the margin increased by a meaningful 6 basis points as a result of securities portfolio yield improvement, prudent deposit and loan pricing and improved balance sheet mix. The significant increase in margin from the second quarter of 2012 was due to the items mentioned above, as well as several initiatives undertaken by the Company in late 2012 and into 2013, including: mortgage-banking securities deleveraging strategy; the prepayment of higher rate Federal Home Loan Bank (“FHLB”) borrowings; and the intentional reduction in higher-cost CDs.

Loan portfolio growth includes strong C&I lending results

Total net loans were $2.8 billion at September 30, 2013, an increase of $33.8 million, or 5% annualized compared to the prior quarter-end, mainly due to a $35.7 million, or 9% annualized increase in C&I loans.

Total net loans at September 30, 2013 increased $165.5 million, or 6%, compared to September 30, 2012. The year-over-year improvement was due to a $184.7 million, or 9% increase in total commercial loans.

These annual and quarterly increases in commercial lending were partially offset by a decrease in residential mortgages due to the Company’s ongoing strategy of selling these loans in the secondary market.

WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801
5

The following table summarizes loan balances and composition at September 30, 2013 compared to prior periods.

	At		At		At
(Dollars in thousands)	September 30, 2013		June 30, 2013		September 30, 2012
Commercial & industrial	$1,542,714	54%	$1,507,004	54%	$1,449,200	54%
Commercial real estate	707,762	25	682,716	24	604,556	23
Construction	102,119	4	125,061	4	114,177	4

Total commercial loans	2,352,595	83	2,314,781	82	2,167,933	81
Residential mortgage	242,582	9	249,476	9	271,247	10
Consumer	288,854	10	286,001	10	283,484	11
Allowance for loan losses	(41,431)	(2)	(41,494)	(1)	(45,598)	(2)

Net Loans	$2,842,600	100%	$2,808,764	100%	$2,677,066	100%

Improvement in credit quality metrics and low total credit costs

Credit quality improved in the third quarter of 2013 in nearly all metrics as charge-offs declined $1.0 million to $2.0 million, and was an annualized 0.28% of loans in the quarter, the lowest level of quarterly net charge-offs since the second quarter of 2008. Nonperforming assets improved $2.7 million, or 5%, to $56.5 million, and were 1.27% of assets. Total classified loans decreased $14.4 million and the ratio of total classified loans to Tier 1 capital plus allowance for loan losses (ALLL) improved from 34.2% to 30.8%. In addition, delinquencies (including nonperforming delinquencies) remained low despite increasing 0.61% during the quarter to 1.84% of total loans.

Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit reserves) were $2.2 million during the third quarter of 2013, essentially unchanged from the previous quarter. Credit costs remained moderate, even as one larger C&I relationship, previously and currently carried as a substandard loan, became delinquent during the quarter. (The $19 million relationship is in a highly seasonal business and will continue to be evaluated for accrual status on a month-by-month basis as the borrower manages through its current Fall sales season.) Based on a review of the underlying collateral compared to net book balances, we believe a negative change in the status of this loan, if any, would not have a material impact on credit costs.

WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801
6

Also as a result of the moderation in credit quality and despite the increase associated with the newly delinquent relationship, ALLL was essentially unchanged from the second quarter of 2013 at $41.4 million, as the provision for loan losses matched net charge-offs during the period. The ratio of the ALLL to total gross loans decreased slightly to 1.44% at September 30, 2013 from 1.46% at June 30, 2013, due to loan growth, and was 109% of nonaccruing loans.

Customer funding growth reflects continued success of business lines

Customer funding increased to $3.0 billion at September 30, 2013 from $2.9 billion at June 30, 2013. The growth included $109.5 million in interest-bearing demand accounts (including a $47.1 million expected seasonal increase in municipal funds) and $26.0 million in money market accounts, partially offset by the continued intentional run-off of higher cost CDs and a $48.5 million decrease in noninterest bearing demand accounts. During the period, WSFS introduced its new “MyWSFSSM” deposit solution set, resulting in a reassignment of some balances from noninterest DDA accounts to interest-bearing DDA accounts.

Customer funding increased $54.9 million over balances at September 30, 2012. This increase was driven by core deposit account balances, which increased $239.5 million, or 11%, partially offset by intentional run-off in higher-cost CDs of $191.4 million.

Core deposits represent 82% of total customer funding at September 30, 2013, with no-cost and low-cost demand accounts representing 43% of total customer funding.

The following table summarizes customer funding balances and composition at September 30, 2013 compared to prior periods.

	At		At		At
(Dollars in thousands)	September 30, 2013		June 30, 2013		September 30, 2012
Noninterest demand	$609,115	21%	$657,616	23%	$596,235	21%
Interest-bearing demand	669,173	22	559,632	19	413,042	14
Savings	378,397	13	390,689	13	388,878	13
Money market	780,753	26	754,780	26	799,786	27

Total core deposits	2,437,438	82	2,362,717	81	2,197,941	75
Customer time	508,161	17	518,997	18	699,604	24

Total customer deposits	2,945,599	99	2,881,714	99	2,897,545	99
Customer sweep accounts	36,807	1	34,680	1	29,942	1

Total customer funding	$2,982,406	100%	$2,916,394	100%	$2,927,487	100%

WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801
7

Noninterest income growth reflects continued business growth

During the third quarter of 2013, the Company earned noninterest income of $22.7 million, compared to $19.5 million in the second quarter of 2013. Excluding the impact of non-operating items(q), noninterest income was essentially unchanged compared to the second quarter of 2013. Quarterly increases in credit/debit card and ATM fees (largely related to our ATM division) of $185,000 and increases in deposit service charges of $191,000 were offset by seasonal decreases in investment management and fiduciary revenue and lower mortgage banking revenues due to the increasing rate environment.

Noninterest income increased $3.0 million during the third quarter of 2013 from the same period a year ago. Excluding non-operating items(q), noninterest income increased by $1.4 million, or 8% from the same period in 2012. This increase was primarily the result of growth in credit/debit card and fees (largely related to the ATM division), which increased $636,000, or 11%, and investment management and fiduciary revenue, which increased $578,000, or 18%, reflecting continued fundamental momentum in these businesses. The increase in noninterest income also reflected continued growth and success in the traditional banking franchise.

Finally, on August 1, 2013 the Company completed the purchase of Array and Arrow. These two units combined to add $309,000 in mortgage banking revenues in the third quarter. Excluding transaction costs, these results were essentially neutral to net income, as the Companies were combined for only two months – the seasonally slower mortgage origination months, and as management’s focus was on integration during that period.

WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801
8

Noninterest expense decreases reflect prudent expense management

Noninterest expense for the third quarter of 2013 totaled $32.8 million compared to $33.2 million for the second quarter of 2013, a decrease of $343,000, or 4% annualized. This decrease was in most categories and included a $278,000 decrease in loan workout and OREO expenses and reduced regulatory costs during the third quarter of 2013.

Noninterest expense for the third quarter of 2013 increased $656,000, or 2% from the same period in 2012. Excluding the change in the method of billing(p) by Cash Connect, noninterest expenses decreased by $335,000 below the same period in the prior year.

As with the linked quarter comparison, the annual decrease came despite Company growth, improved performance and higher incentive compensation in many of the business lines.

Selected Business Segments (included in previous results):

Wealth Management division revenue grew by 17% over the prior year

The Wealth Management division provides a broad array of fiduciary, investment management, credit and deposit products to clients through four businesses. WSFS Investment Group, Inc. provides insurance and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment advisor with over $609 million in assets under management. Cypress’ primary market segment is high net worth individuals, offering a ‘balanced’ investment style focused on preservation of capital and current income. Christiana Trust, with $8 billion in assets under administration, provides fiduciary and investment services to personal trust clients, and trustee, agency, custodial and commercial domicile services to corporate and institutional clients. WSFS Private Banking serves high net worth clients by delivering credit and deposit products and partnering with Cypress, Christiana and WSFS Investment Group to deliver investment management and fiduciary products and services.

WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801
9

Total wealth management fee revenue (investment management and fiduciary revenue plus other noninterest income generated by the segment) was $4.0 million during the third quarter of 2013. This represented a decrease of $248,000, compared to the second quarter of 2013 and an increase of $582,000 or 17%, compared to the third quarter of 2012. The decrease from the second quarter of 2013 reflects seasonal declines as higher tax preparation fees are traditionally recorded in the second quarter. Fee income growth over the prior year reflects the continued benefit from growth in both the Corporate and Personal Trust business lines, as well as additional wealth products and services offered during 2013. Net interest income (mainly from Private Banking) increased to $2.8 million for the third quarter of 2013, compared to $2.6 million for both the second quarter of 2013 and the third quarter of 2012. Total segment noninterest expense (including intercompany allocations of expense and provision for loan losses) was $3.7 million during the third quarter of 2013 compared to $4.6 million during the second quarter of 2013, mainly due to increased seasonal tax preparation expenses recognized in the second quarter, which are commensurate with additional revenues for the same period. Noninterest expense declined $1.4 million compared to third quarter 2012, mainly due to reduced provision for loan losses during the third quarter of 2013 as credit quality improved. As a result, pre-tax income for the Wealth business in the third quarter of 2013 was $3.1 million compared to $2.3 million in the second quarter 2013 and $895,000 in the third quarter 2012.

Cash Connect growth reflects seasonal growth and new customers and product offerings

The Cash Connect® division is a premier provider of ATM vault cash and related services in the United States. Cash Connect® services over $489 million in vault cash in nearly 15,000 non-bank ATMs nationwide and operates more than 450 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.

WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801
10

Cash Connect® recorded $6.2 million in net revenue (fee income less funding costs) during the third quarter of 2013. This represented an increase of $341,000 compared to the second quarter of 2013 and an increase of $1.7 million compared to the third quarter of 2012. Noninterest expenses (including intercompany allocations of expense) were $4.0 million during the third quarter of 2013, an increase of $325,000 compared to the second quarter of 2013, and an increase of $1.3 million from the third quarter of 2012. (A large portion of the year-over-year increase in both noninterest income and expenses was due to the Cash Connect billing change in late 2012 (p) increasing both these line items, but not affecting the bottom-line). Cash Connect® reported pre-tax income of $2.2 million for the third quarter of 2013, compared to $2.1 million in the second quarter of 2013, and $1.8 million in the third quarter of 2012. The increase in bottom-line results was due to both typical seasonality and continued fundamental growth in this business line.

Income taxes

The Company recorded a $7.2 million income tax provision in the third quarter of 2013 compared to $5.9 million in the second quarter of 2013 and $4.8 million in the third quarter of 2012. The Company’s effective tax rate for the third quarter of 2013 was 34%, compared to 35% in the second quarter of 2013, and 32% during the third quarter of 2012 mainly due to the impact of unanticipated tax-free bank-owned life insurance income during that year-ago period.

Capital management

The Company’s tangible common equity increased to $341.0 million at September 30, 2013 from $329.3 million at June 30, 2013 primarily due to earnings in the quarter. Tangible common book value per share was $38.56 at September 30, 2013, a $1.21 increase from $37.35 reported at June 30, 2013. The Company’s tangible common equity to asset ratio increased 20 basis points to 7.73% from 7.53%.

The Company’s total stockholders’ equity decreased to $374.0 million at September 30, 2013 from $394.9 million at June 30, 2013, primarily due to the $32.6 million repurchase of preferred stock (formerly TARP), offset by quarterly retained earnings.

WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801
11

At September 30, 2013, WSFS Bank’s Tier 1 leverage ratio of 10.30%, Tier 1 risk-based ratio of 13.21% and total risk-based capital ratio of 14.46%, all increased from the prior quarter and were substantially in excess of “well-capitalized” regulatory benchmarks.

The Board of Directors approved a quarterly cash dividend of $0.12 per share of common stock. This dividend will be paid on November 22, 2013, to shareholders of record as of November 8, 2013.

Third quarter 2013 earnings release conference call

Management will conduct a conference call to review third quarter results at 1:00 p.m. Eastern Daylight Time (EDT) on October 25, 2013. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the call, until November 2, 2013, by dialing 1-855-859-2056 and using Conference ID 76597914.

WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801
12

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.4 billion in assets on its balance sheet and $8.7 billion in fiduciary assets, including approximately $1.1 billion in assets under management. WSFS operates from 51 offices located in Delaware (41), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC, Cash Connect® and Array Financial. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

* * *

Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, including an increase in unemployment levels; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses and elevated capital levels associated therewith; possible additional loan losses and impairment of the collectability of loans; seasonality, which may impact customer, such as construction-related businesses, the availability of public funds, and certain types of the Company’s fee revenue, such as mortgage originations; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value of underlying real estate loans; the Company’s ability to expand into new markets, develop competitive new products and services in a timely manner and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and savings habits could affect the Company’s ability to increase assets and to attract deposits; the Company’s ability to effectively manage credit risk, interest rate risk market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornados and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company’s Form 10-K for the year ended December 31, 2012 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

# # #

WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801
13

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Interest income:
Interest and fees on loans	$32,708	$32,108	$32,003	$96,268	$98,185
Interest on mortgage-backed securities	3,527	3,470	4,344	10,726	14,953
Interest and dividends on investment securities	794	282	158	1,461	335
Other interest income	87	22	9	134	27

	37,116	35,882	36,514	108,589	113,500

Interest expense:
Interest on deposits	1,673	1,821	3,237	5,513	10,652
Interest on Federal Home Loan Bank advances	482	451	1,403	1,376	4,985
Interest on trust preferred borrowings	339	337	369	1,005	1,114
Interest on Senior Debt	943	944	353	2,830	353
Interest on other borrowings	273	273	259	823	895

	3,710	3,826	5,621	11,547	17,999

Net interest income	33,406	32,056	30,893	97,042	95,501
Provision for loan losses	1,969	1,680	3,751	5,880	28,379

Net interest income after provision for loan losses	31,437	30,376	27,142	91,162	67,122

Noninterest income:
Credit/debit card and ATM income	6,374	6,189	5,738	18,231	17,031
Deposit service charges	4,407	4,216	4,360	12,637	12,673
Investment management and fiduciary revenue	3,836	4,059	3,258	11,623	9,716
Reverse mortgage consolidation gain	3,801	—	—	3,801	—
Mortgage banking activities, net	907	1,193	914	2,837	1,882
Securities gains, net	306	906	2,451	2,856	17,797
Loan fee income	419	487	706	1,401	1,803
Bank-owned life insurance income	74	48	1,126	162	1,447
Other income	2,618	2,441	1,195	6,807	3,149

	22,742	19,539	19,748	60,355	65,498

Noninterest expense:
Salaries, benefits and other compensation	17,648	17,455	16,942	53,086	49,840
Occupancy expense	3,385	3,401	3,235	10,169	9,697
Equipment expense	2,044	2,117	1,701	5,990	5,403
Data processing and operations expense	1,548	1,394	1,402	4,291	4,190
FDIC expenses	959	942	1,384	3,067	4,262
Professional fees	866	899	671	2,712	2,917
Loan workout and OREO expense	492	770	2,115	1,432	4,902
Marketing expense	643	608	379	1,768	1,976
Other operating expenses	5,224	5,566	4,324	15,816	12,972

	32,809	33,152	32,153	98,331	96,159

Income before taxes	21,370	16,763	14,737	53,186	36,461
Income tax provision	7,210	5,855	4,758	18,378	12,708

Net income	14,160	10,908	9,979	34,808	23,753
Dividends on preferred stock and accretion of discount	332	609	693	1,633	2,077

Net income allocable to common stockholders	$13,828	$10,299	$9,286	$33,175	$21,676

Diluted earnings per share of common stock:
Net income allocable to common stockholders	$1.54	$1.16	$1.06	$3.72	$2.47

Weighted average shares of common stock outstanding for diluted EPS	8,975,826	8,897,029	8,794,973	8,909,507	8,779,003
Performance Ratios:
Return on average assets (a)	1.29%	1.00%	0.95%	1.07%	0.74%
Return on average equity (a)	14.67	10.29	9.72	11.28	7.82
Return on tangible common equity (a) (q)	16.84	12.21	11.73	13.31	9.39
Net interest margin (a)(b)	3.61	3.50	3.41	3.52	3.50
Efficiency ratio (c)	58.04	63.93	63.39	62.18	59.48
Noninterest income as a percentage of total net revenue (b)	40.23	37.68	38.93	38.16	40.52

See “Notes”

WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801
14

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENT OF CONDITION

(Dollars in thousands)

(Unaudited)

	September 30,	June 30,	September 30,
	2013	2013	2012
Assets:
Cash and due from banks	$96,021	$78,540	$73,236
Cash in non-owned ATMs	406,227	458,680	373,577
Reverse mortgages and investment securities (d) (e)	165,225	99,256	53,649
Other investments	34,073	39,633	30,459
Mortgage-backed securities (d)	681,796	727,043	868,996
Net loans (f)(g)(m)	2,842,600	2,808,764	2,677,066
Bank owned life insurance	63,077	63,003	62,818
Other assets	153,637	133,804	121,531

Total assets	$4,442,656	$4,408,723	$4,261,332

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$609,115	$657,616	$596,235
Interest-bearing deposits	2,336,484	2,224,098	2,301,310

Total customer deposits	2,945,599	2,881,714	2,897,545
Brokered deposits	175,599	172,758	262,259

Total deposits	3,121,198	3,054,472	3,159,804

Federal Home Loan Bank advances	600,435	663,800	392,870
Other borrowings	274,180	257,031	251,953
Other liabilities	72,892	38,480	38,910

Total liabilities	4,068,705	4,013,783	3,843,537

Stockholders’ equity	373,951	394,940	417,795

Total liabilities and stockholders’ equity	$4,442,656	$4,408,723	$4,261,332

Capital Ratios:
Equity to asset ratio	8.42%	8.96%	9.80%
Tangible equity to asset ratio (q)	7.73	8.27	9.09
Tangible common equity to asset ratio (q)	7.73	7.53	7.85
Tier 1 leverage (h) (required: 4.00%; well-capitalized: 5.00%)	10.30	10.01	9.91
Tier 1 risk-based capital (h) (required: 4.00%; well-capitalized: 6.00%)	13.21	13.04	13.02
Total Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	14.46	14.29	14.28
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$38,169	$41,033	$39,940
Troubled debt restructuring (accruing)	11,161	11,019	10,189
Assets acquired through foreclosure	7,163	7,109	6,996

Total nonperforming assets	$56,493	$59,161	$57,125

Past due loans (i)	$658	$129	$1,869
Allowance for loan losses	$41,431	$41,494	$45,598
Ratio of nonperforming assets to total assets	1.27%	1.34%	1.34%
Ratio of allowance for loan losses to total gross loans (j)	1.44	1.46	1.69
Ratio of allowance for loan losses to nonaccruing loans	109	101	114
Ratio of quarterly net charge-offs to average gross loans (a)(f)	0.28	0.45	0.68
Ratio of year-to-date net charge-offs to average gross loans (a)(f)	0.39	0.45	1.75

See “Notes”

WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801
15

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	September 30, 2013			June 30, 2013			September 30, 2012
	Average Balance	Interest & Dividends	Yield/	Average Balance	Interest & Dividends	Yield/	Average Balance	Interest & Dividends	Yield/
			Rate (a)(b)			Rate (a)(b)			Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (f) (k)
Commercial real estate loans	$818,361	$9,877	4.83%	$793,173	$9,340	4.71%	$718,046	$8,803	4.90%
Residential real estate loans (m)	249,476	2,455	3.94	252,777	2,550	4.04	276,681	2,980	4.31
Commercial loans	1,525,053	17,023	4.40	1,505,390	16,892	4.48	1,435,514	16,848	4.61
Consumer loans	287,555	3,353	4.63	285,548	3,326	4.67	283,704	3,372	4.73

Total loans (m)	2,880,445	32,708	4.56	2,836,888	32,108	4.55	2,713,945	32,003	4.73
Mortgage-backed securities (d)	711,659	3,527	1.98	738,351	3,470	1.88	829,930	4,344	2.09
Reverse mortgages and Investment securities (d) (e)	112,237	794	3.66	83,530	282	1.87	53,392	158	1.27
Other interest-earning assets (n)	38,054	87	0.91	35,157	22	0.25	31,187	9	0.11

Total interest-earning assets	3,742,395	37,116	4.01	3,693,926	35,882	3.91	3,628,454	36,514	4.03

Allowance for loan losses	(42,315)			(43,470)			(46,808)
Cash and due from banks	80,586			78,747			70,366
Cash in non-owned ATMs	424,125			435,150			362,332
Bank owned life insurance	63,030			62,971			63,315
Other noninterest-earning assets	131,313			118,174			118,330

Total assets	$4,399,134			$4,345,498			$4,195,989

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$563,409	$121	0.09%	$543,544	$128	0.09%	$404,185	$53	0.05%
Money market	764,973	238	0.12	778,705	259	0.13	759,944	431	0.23
Savings	388,132	50	0.05	396,009	50	0.05	390,275	83	0.08
Customer time deposits	512,689	1,123	0.87	540,952	1,229	0.91	716,676	2,365	1.31

Total interest-bearing customer deposits	2,229,203	1,532	0.27	2,259,210	1,666	0.30	2,271,080	2,932	0.51
Brokered deposits	174,690	141	0.32	183,163	155	0.34	283,345	305	0.43

Total interest-bearing deposits	2,403,893	1,673	0.28	2,442,373	1,821	0.30	2,554,425	3,237	0.50
FHLB of Pittsburgh advances	651,993	482	0.29	554,455	451	0.32	389,745	1,403	1.41
Trust preferred borrowings	67,011	339	1.98	67,011	337	1.99	67,011	369	2.15
Senior Debt	55,000	943	6.86	55,000	944	6.86	20,924	353	6.60
Other borrowed funds	133,077	273	0.82	141,063	273	0.77	129,293	259	0.80

Total interest-bearing liabilities	3,310,974	3,710	0.45	3,259,902	3,826	0.47	3,161,398	5,621	0.71

Noninterest-bearing demand deposits	669,807			633,467			590,133
Other noninterest-bearing liabilities	32,289			27,984			33,757
Stockholders’ equity	386,064			424,145			410,701

Total liabilities and stockholders’ equity	$4,399,134			$4,345,498			$4,195,989

Excess of interest-earning assets over interest-bearing liabilities	$431,421			$434,024			$467,056

Net interest and dividend income		$33,406			$32,056			$30,893

Interest rate spread			3.56%			3.44%			3.32%

Net interest margin			3.61%			3.50%			3.41%

See “Notes”

WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801
16

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Stock Information:
Market price of common stock:
High	$62.78	$52.64	$44.00	$62.78	$44.00
Low	53.45	46.39	38.66	43.75	35.98
Close	60.25	52.39	41.28	60.25	41.28
Book value per share of common stock	42.28	44.80	47.84
Tangible book value per share of common stock	38.56	41.05	43.99
Tangible common book value per share of common stock (q)	38.56	37.35	37.99
Number of shares of common stock outstanding (000s)	8,844	8,815	8,734
Other Financial Data:
One-year repricing gap to total assets (l)	(1.57)%	(1.17)%	3.13%
Weighted average duration of the MBS portfolio	5.8 years	5.4 years	4.2 years
Unrealized (losses) gains on securities available-for-sale, net of taxes	$(15,606)	$(12,310)	$17,805
Number of Associates (FTEs) (o)	776	806	754
Number of offices (branches, LPO’s and operations centers)	51	51	51
Number of WSFS owned ATMs	454	455	431

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale at fair value.
(e)	Includes reverse mortgages.
(f)	Net of unearned income.
(g)	Net of allowance for loan losses.
(h)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j)	Excludes loans held-for-sale.
(k)	Nonperforming loans are included in average balance computations.
(l)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(m)	Includes loans held-for-sale.
(n)	The FHLB of Pittsburgh suspended dividend payments from December 31, 2008 until February 22, 2012.
(o)	Includes summer Associates, when applicable.
(p)	A change in the method of billing for armored car services by WSFS Bank’s Cash Connect division caused revenues and expenses for these services to be reported separately rather than netted together in the Company’s statement of operations, beginning in the fourth quarter 2012. The impact will be ongoing and resulted in an increase of $1.1 million in both noninterest income (other income) and noninterest expenses (other operating expenses) during the third quarter of 2013, $1.2 million for the second quarter of 2013 and $138,000 in the third quarter of 2012.
(q)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results.

WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801
17

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

Non-GAAP Reconciliation (q):	Three months ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Net interest Income (GAAP)	$33,406	$32,056	$30,893
Noninterest Income (GAAP)	22,742	19,539	19,748
Less: Securities gains	(306)	(906)	(2,451)
Less: Reverse mortgage consolidation gain	(3,801)	—	—
Less: Billing change (Cash Connect)	(1,129)	(1,199)	(138)
Less: Unanticipated BOLI Income	—	—	(1,007)

Core noninterest income (non-GAAP)	17,506	17,434	16,152

Core net revenue (non-GAAP)	$50,912	$49,490	$47,045

	End of period
	September 30,	June 30,	September 30,
	2013	2013	2012
Total assets	$4,442,656	$4,408,723	$4,261,332
Less: Goodwill and other intangible assets	(32,939)	(33,116)	(33,563)

Total tangible assets	$4,409,717	$4,375,607	$4,227,769

Total Stockholders’ equity	$373,951	$394,940	$417,795
Less: Goodwill and other intangible assets	(32,939)	(33,116)	(33,563)

Total tangible equity	341,012	361,824	384,232
Less: Preferred stock	—	(32,546)	(52,440)

Total tangible common equity	$341,012	$329,278	$331,792

Calculation of tangible common book value:
Book Value (GAAP)	$42.28	$44.80	$47.84
Tangible book value (non-GAAP)	38.56	41.05	43.99
Tangible common book value (non-GAAP)	38.56	37.35	37.99
Calculation of tangible common equity to assets:
Equity to asset ratio (GAAP)	8.42%	8.96%	9.80%
Tangible equity to asset ratio (non-GAAP)	7.73	8.27	9.09
Tangible common equity to asset ratio (non-GAAP)	7.73	7.53	7.85

WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801
18

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

Non-GAAP Reconciliation, continued (q):	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Return on tangible common equity:
Net income	$14,160	$10,908	$9,979	$34,808	$23,753
Preferred dividends and discount accretion	(332)	(609)	(693)	(1,633)	(2,077)

Net income allocable to common stockholders’	13,828	10,299	9,286	33,175	21,676
Add: Amortization of intangibles, net of tax	204	204	233	612	749

Net tangible income	14,032	10,503	9,519	33,787	22,425

Less: Securities gains (net of tax)	(199)	(589)	(1,593)	(1,856)	(11,568)
Less: Reverse mortgage consolidation gain (net of tax)	(2,471)	—	—	(2,471)	—
Less: BOLI (tax free)	—	—	(1,007)	—	(1,007)

Core net tangible income	$11,362	$9,914	$6,919	$29,460	$9,850

Total average stockholders’ equity	$386,064	$424,145	$410,701	$411,294	$404,783
Less: Goodwill and other intangible assets	(33,034)	(33,054)	(33,702)	(33,109)	(33,951)

Total average tangible equity	353,030	391,091	376,999	378,185	370,832
Less: Preferred stock	(19,812)	(46,891)	(52,419)	(39,611)	(52,384)

Total average tangible common equity	$333,218	$344,199	$324,581	$338,574	$318,448

Total average assets	$4,399,134	$4,345,498	$4,195,989	$4,343,404	$4,251,143

Calculation of return on assets:
Return on assets (GAAP)	1.29%	1.00%	0.95%	1.07%	0.74%
Core return on assets (non-GAAP)	1.04	0.95	0.70	0.94	0.35
Calculation of return on tangible common equity:
Return on equity (GAAP)	14.67%	10.29%	9.72%	11.28%	7.82%
Return on tangible common equity (non-GAAP)	16.84	12.21	11.73	13.31	9.39
Core return on tangible common equity (non-GAAP)	13.64	11.52	8.53	11.60	4.12